UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

_________________

Date of Report (Date of earliest event reported):  May 8, 2012

USEC Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Democracy Center
6903 Rockledge Drive
Bethesda, MD 20817
(301) 564-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 8, 2012, USEC Inc. (“USEC”) received notice from the New York Stock Exchange (NYSE) that the average closing price of its common stock was below the NYSE’s continued listing criteria relating to minimum share price.  Rule 802.01C of the NYSE’s Listed Company Manual requires that a company’s common stock trade at a minimum average closing price of $1.00 over a consecutive 30 trading-day period.  A copy of USEC’s press release announcing the NYSE’s notification is attached as Exhibit 99.1.

In accordance with the NYSE’s rules, on May 14, 2012, USEC provided written notice to the NYSE of its intent to cure this deficiency.  The Company is evaluating its options to cure the price deficiency, including a reverse stock split, which would require shareholder approval at or prior to the Company’s next annual meeting of shareholders. The Company has six months from receipt of the notice to regain compliance with the NYSE’s price criteria (or by no later than the Company’s next annual meeting of shareholders if shareholder approval is required).  Subject to the NYSE’s rules, during the cure period, the Company’s common stock will continue to be listed and trade on the NYSE, subject to the Company’s continued compliance with the NYSE’s other applicable listing rules.  The Company is currently in compliance with all other NYSE listing rules.

USEC can regain compliance at any time during the six-month cure period if on the last trading day of a calendar month during the cure period, the company has a closing share price of at least $1.00 and an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading-day of that month or on the last day of the cure period.   If the Company effectuates a reverse stock split vote by no later than its next annual meeting of shareholders to cure the condition, the condition will be deemed cured if the price promptly exceeds $1.00 per share, and the price remains above the level for at least the following 30  trading days.

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits

Exhibit
Number                      Description

99.1	Press release dated May 14, 2012, issued by USEC Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

USEC Inc.

May 14, 2012	By:	/s/ John C. Barpoulis
John C. Barpoulis
Senior Vice President and Chief Financial Officer
(Principal Financial Officer)

EXHIBIT INDEX

Exhibit
Number                       Description

99.1	Press release dated May 14, 2012, issued by USEC Inc.